EXHIBIT 99.1

BANCTRUST FINANCIAL GROUP, INC.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

AUTHORIZATION FORM

Please print or type all information except signatures. Questions? Call toll-free at 1-800-368-5948 from 8:00 a.m. to 7:00 p.m. Eastern Time, Monday through Friday. Mail your completed Enrollment Card in the courtesy envelope provided to the address set forth below. If stock certificates are enclosed, please return by registered mail to:

REGISTRAR AND TRANSFER COMPANY

Dividend Reinvestment Department

P.O. Box 664, Cranford, New Jersey 07016

Please sign the authorization located on the reverse side of this form and complete the information below.

Name(s):

Address:

City/State/Zip:

Social Security Number:

Daytime Phone Number:

I hereby appoint Registrar and Transfer Company (the “Plan Administrator”), or its successor as appointed by BancTrust Financial Group, Inc., as my agent, subject to the terms and conditions of the BancTrust Financial Group, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”) as set forth in the accompanying prospectus, receipt of which is hereby acknowledged. I authorize the Plan Administrator, as such agent, to apply my dividends and distributions as selected below and such cash deposits as it may receive from me toward the purchase of full and fractional shares of BancTrust common stock. I understand that I may make optional cash payments of not less than $100 per payment nor totaling more than $2,000 per calendar quarter.

REINVESTMENT OF DIVIDENDS

Please enroll me in the BancTrust Financial Group, Inc. Dividend Reinvestment and Stock Purchase Plan as indicated below:

Check one only:

             Dividend Reinvestment On All Shares.

I wish to apply dividends on all shares of BancTrust Financial Group, Inc. common stock registered in my name and any optional cash payments to the purchase of additional shares of BancTrust Financial Group, Inc. common stock.

             Partial Dividend Reinvestment.

I wish to apply dividends on              shares of BancTrust Financial Group, Inc. common stock registered in my name and any optional cash payments to the purchase of additional shares of BancTrust Financial Group, Inc. common stock.

I acknowledge receipt of BancTrust Financial Group, Inc.’s Dividend Reinvestment and Stock Purchase Plan Prospectus and agree to the terms and conditions of the Plan as stated therein.

Social Security or Tax Identification Number:

Signature(s) - All persons whose names appear in the accompanying address label should sign exactly as shown

Date

OPTIONAL CASH PAYMENTS

I have (check one)              previously enrolled in the BancTrust Financial Group, Inc. Dividend Reinvestment and Stock Purchase Plan or              am enrolling in the BancTrust Financial Group, Inc. Dividend Reinvestment and Stock Purchase Plan by executing the Authorization as provided hereinabove, and I enclose an optional cash payment of $            .

Date

Signature(s) - All persons whose names appear in the accompanying address label should sign exactly as shown.

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